Exhibit 99.1 Press Release Issued July 11, 2007

Chaparral Steel Company Reports Record Earnings for the Fourth Quarter and Fiscal Year ended May 31, 2007

Midlothian, Texas - July 11, 2007 - Chaparral Steel Company (NASDAQ: CHAP) today reported record net income of $80.2 million, or $1.65 per diluted share, for the 2007 fourth quarter and $269.3 million, or $5.57 per diluted share, for the 2007 fiscal year. By comparison, Chaparral reported net income of $56.1 million, or $1.16 per diluted share, in the 2006 fourth quarter and $157.1 million or $3.32 per diluted share, for the 2006 fiscal year.

“This was our strongest quarter ever and was a great finish to the best year in the Company’s history,” stated Tommy A. Valenta, President and Chief Executive Officer. “Both global and domestic markets are strong, led by robust demand for new industrial production capacity and a solid non-residential construction market. We expect both markets to remain strong leading to continued healthy financial results. These results are also attributable to what I believe are among the best employees in the steel business.”

Record operating profit of $131.6 million for the 2007 fourth quarter exceeded the previous record set in the second quarter of 2007 by 21% and was approximately 39% greater than the 2006 fourth quarter. For the 2007 fiscal year, operating profit was a record $438.5 million and exceeded our previous best year, set in 2006, by almost 62%.

Fourth quarter shipments of 596,000 tons decreased slightly compared to the record set in the prior year’s fourth quarter but were up 5% from last quarter. For the 2007 fiscal year, shipments of almost 2.3 million tons were similar to the prior year. Production records were set in the fourth quarter at our Virginia plant and in the large section mill in Texas. Production of almost 2.3 million tons for fiscal year 2007 exceeded the previous record set last fiscal year by over 100,000 tons.

Average selling prices of $752 per ton for the quarter increased $73 from last quarter and $142 from the 2006 fourth quarter. For the year, average selling prices of $693 per ton were 20% better than prices for the 2006 fiscal year. Average metal margins of $518 per ton for the quarter were $28 per ton higher than the prior quarter and were $96 per ton higher than the fourth quarter of fiscal 2006.

Energy expense for the quarter was down slightly compared to last quarter but similar to the fourth quarter 2006. However, for the year, energy expense was almost 20% less than fiscal year 2006 as a result of lower natural gas prices primarily for the first half of the fiscal year.

At May 31, 2007, Chaparral ended its fiscal year with $443.4 million of cash, cash equivalents and short-term investments.

Due to the announced transaction with Gerdau Ameristeel Corporation yesterday, July 10, 2007, the Company will not hold its Fourth Quarter Earnings Teleconference scheduled for tomorrow, July 12, 2007 at 4:00 p.m. Eastern Time.

Certain Statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, changes in the costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currency valuations and regulatory and statutory changes, which are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC.

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. The Company is also a supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at www.chapusa.com.

For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.

Additional Information and Where to Find It

In connection with the proposed transaction, Chaparral will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Chaparral at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Chaparral Investor Relations, telephone: (972) 779-1032 or on Chaparral’s Web site at www.chapusa.com.

Participants in the Solicitation

Chaparral and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers is included in the proxy statement for Chaparral’s 2006 annual meeting of stockholders, as filed with the Securities and Exchange Commission on a Schedule 14A on July 24, 2006, and information concerning all of Chaparral’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Chaparral Investor Relations, telephone: (972) 779-1032 or on Chaparral’s Web site at www.chapusa.com.

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended May 31,
	2007	2006	2005
Net sales	$1,722,918	$1,466,729	$1,116,376
Costs and expenses (income):
Cost of products sold	1,247,380	1,161,173	925,766
Selling, general and administrative	57,076	46,652	28,730
Interest	31,805	32,015	47,275
Other income, net	(20,073)	(12,457)	(5,605)
	1,316,188	1,227,383	996,166
Income before income taxes	406,730	239,346	120,210
Income taxes	137,436	82,210	42,090
Net income	$269,294	$157,136	$78,120
Earnings per share:
Basic	$5.78	$3.43	$1.71
Diluted	$5.57	$3.32	$1.71
Average shares outstanding:
Basic	46,534	45,839	45,607
Diluted	48,312	47,323	45,607
Cash dividends per share	$.30	$—	$—

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended			Year Ended
	May 31,		February 28,	May 31,
	2007	2006	2007	2007	2006

Net Sales (in 000's)	488,726	405,545	420,166	1,722,918	1,466,729
Operating Profit (in 000's)	131,630	94,745	101,350	438,535	271,361

Shipments (000's)
Structural Mills	517	505	482	1,935	1,916
Bar Mill	79	102	85	336	415
Total	596	607	567	2,271	2,331

Selling Price ($/Ton excluding delivery fees)
Structural Mills	$761	$614	$688	$699	$576
Bar Mill	697	593	629	660	578
Combined	$752	$610	$679	$693	$576

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	May 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$47,002	$42,583
Short-term investments	396,400	164,000
Accounts receivable-net	190,539	159,721
Inventories	206,826	159,803
Prepaid expenses and other current assets	5,183	7,465
Total current assets	845,950	533,572
Other assets:
Goodwill	85,166	85,166
Investments and deferred charges	18,611	16,807
	103,777	101,973
Property, plant and equipment:
Land and land improvements	97,162	96,926
Buildings	57,862	55,570
Machinery and equipment	1,046,385	1,032,697
Construction in progress	31,281	28,867
	1,232,690	1,214,060
Less depreciation	664,676	620,083
	568,014	593,977
	$1,517,741	$1,229,522
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$74,795	$49,979
Accrued wages, taxes and other liabilities	64,381	55,392
Total current liabilities	139,176	105,371

Deferred income taxes and other credits	149,784	155,645

Long-term debt	300,000	300,000

Stockholders’ equity:
Common stock, $0.01 par value	472	462
Additional paid-in capital	722,121	707,573
Retained earnings (deficit)	215,783	(39,529)
Treasury stock	(9,595)	—
Total stockholders’ equity	928,781	668,506
	$1,517,741	$1,229,522

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended May 31,
	2007	2006	2005
Operating activities:
Net income	$269,294	$157,136	$78,120
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	47,958	50,116	48,881
Deferred income taxes	(6,337)	741	33,572
Stock compensation expense	3,755	698	24
Other-net	(691)	1,852	800
Changes in operating assets and liabilities
Accounts receivable-net	(30,818)	(32,338)	(24,211)
Inventories	(47,023)	86,420	(69,063)
Prepaid expenses and other current assets	2,029	3,914	(4,290)
Accounts payable	24,816	(39,001)	33,920
Accrued wages, taxes and other liabilities	8,742	35,912	3,548
Other credits	1,726	5,651	16
Receivable from or payable to TXI	—	(10,286)	(76,227)

Net cash provided by operating activities	273,451	260,815	25,090

Investing activities:
Capital expenditures	(22,184)	(16,424)	(26,581)
Purchases of short-term investments	(14,235,695)	(3,162,385)	—
Sales of short-term investments	14,003,295	2,998,385	—
Other-net	(926)	(914)	(395)

Net cash used by investing activities	(255,510)	(181,338)	(26,976)

Financing activities:
Long-term borrowings	—	350,000	—
Debt retirements	—	(50,000)	—
Debt issuance costs	—	(9,500)	—
Dividend paid to Texas Industries, Inc.	—	(341,139)	—
Issuance of common stock	4,748	2,121	1
Tax benefit from exercise of stock options	5,258	2,337	2,597
Common stock dividends paid	(13,982)	—	—
Acquisitions of treasury stock	(9,546)	—	—
Net cash provided (used) by financing activities	(13,522)	(46,181)	2,598
Increase in cash and cash equivalents	4,419	33,296	712
Cash and cash equivalents at beginning of period	42,583	9,287	8,575
Cash and cash equivalents at end of period	$47,002	$42,583	$9,287